Exhibit 4.69

Execution Version

NEITHER THE ISSUANCE AND SALE OF THIS CONVERTIBLE NOTE NOR THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE I44A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 2(C)(IV) AND 8 HEREOF. THE LOAN AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(C)(IV) OF THIS NOTE.

HUB Cyber Security Ltd.

Convertible Note

Issuance Date: February 18, 2025	Original Principal Amount: U.S. $6,000,000

FOR VALUE RECEIVED, HUB Cyber Security Ltd., an Israeli company (the “Company”), hereby promises to pay to the order of Claymore Capital Pty Ltd., an Australian company, or its registered assigns (“Holder”), the principal sum set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to conversion, redemption or otherwise, the “Loan Amount”) from the date set out above as the Issuance Date. This Convertible Note (with all notes issued in exchange, transfer or replacement hereof, this “Note”) is issued pursuant to that certain Note Purchase Agreement, dated as of February 18, 2025, by and between the Company and the Holder (the “Note Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Note Purchase Agreement.

1. Payments of Loan Amount. The Loan Amount under this Note shall be payable as follows:

(a) The outstanding Loan Amount shall not accrue interest.

(b) Unless earlier converted into Ordinary Shares or repaid by the Company, the outstanding Principal Amount will be due and payable by the Company on February 18, 2030. Unless an Event of Default has occurred and is continuing, the Company shall have the right to repay the outstanding Principal Amount in Ordinary Shares at the Conversion Price as of the date of such repayment. The Company shall not repay in cash without the prior written consent of the Holder.

(c) Following the repayment in full of the Company’s note issued to J.J. Astor & Co. on December 30, 2024, the Company shall take the requsite steps to grant in favor of the Holder the liens that were granted to J.J. Astor & Co., unless this Note is previously converted or repaid in full or the Holder otherwise consents in writing. Until such time, the Company shall not grant subordinated liens on the collateral securing the debt of J.J. Astor, without the prior written consent of the Holder, except for the subordinated liens previously promised to Julestar LLC or to investors introduced to the Company by the Holder. The grant of liens on encumbered collateral shall be subject to the consent of the applicable lien holders. The Company shall seek to obtain the consent of Julestar LLC within 60 days following the date hereof.

(d) All payments made under this Note will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company.

(e) With the prior written consent of the Holder, the Company may prepay the Loan Amount, in whole or in part, from time to time, without penalty.

(f) The Principal Amount shall be subject to reduction pursuant to Section 1(c) of the Note Purchase Agreement.

2. Conversion. This Note shall be convertible into validly issued, fully paid and non-assessable Ordinary Shares on the terms and conditions set forth in this Section 2.

(a) Conversion. Subject to the provisions of Section 2(e), at any time or from time to time, to the extent that this Note has not been repaid, the Holder shall be entitled to convert any portion or the entirety of the outstanding Loan Amount into validly issued, fully paid and non-assessable Ordinary Shares (“Conversion Shares”) in accordance with Section 2(c). Any such portion of the outstanding Loan Amount to be converted in accordance with this Section 2 is referred to herein as the “Conversion Amount.”

(b) Conversion Shares. The number of Conversion Shares issuable upon conversion of the Conversion Amount shall be determined according to the following formula:

Conversion Amount

Conversion Price

No fractional Ordinary Shares are to be issued upon the conversion of this Note. If the issuance would result in the issuance of a fraction of a share, the Company shall round such fraction of a share up to the nearest whole share.

(c) Mechanics of Conversion. The conversion shall be conducted in the following manner:

(i) Holder’s Conversion. To convert all or a portion of this Note into Conversion Shares on any date (a “Conversion Date”), a Holder shall deliver to the Company (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”).

(ii) Company’s Response. Not later than the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by email an acknowledgment of confirmation, in the form attached hereto as Exhibit B, of receipt of such Conversion Notice to such Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (i) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (which the Company shall cause the Transfer Agent to do at Holder’s request) and provided the legends would be eligible to be removed from such Ordinary Shares pursuant to Section 5(c) of the Note Purchase Agreement, upon the request of the Holder, credit such aggregate number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/ Withdrawal at Custodian system, or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the legends would not be eligible to be removed from such Ordinary Shares pursuant to Section 5(c) of the Note Purchase Agreement, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Conversion Notice, the Holder’s agent or designee, in each case, sent to the address as specified in the applicable Conversion Notice, a certificate or book entry position, in the name of the Holder or its designee (as indicated in the applicable Conversion Notice), for the number of Conversion Shares to which the Holder is entitled pursuant to such conversion. Upon delivery of a Conversion Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which such Conversion Notice was issued, irrespective of the date such Conversion Shares are credited to the Holder’s DTC account or the date of delivery of the certificates or book entry positions evidencing such Conversion Shares (as the case may be).

(iii) Disputes. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the number of Conversion Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed, provided that following such issuance to Holder such dispute shall be resolved in accordance with Section 19.

(iv) Book-Entry. Notwithstanding anything to the contrary set forth in this Section 2, upon conversion of any portion of this Note in accordance with the terms hereof, no Holder thereof shall be required to physically surrender this Note to the Company. If this Note is surrendered as provided by Section 7, then, provided that there remains any outstanding Loan Amount under this Note at the time of surrender, the Company shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of this Note and at its own expense, issue and deliver to such Holder (or its designee) a new Note (in accordance with Section 7(d)) representing the outstanding Loan Amount (if any) under this Note. Each Holder and the Company shall maintain records showing the portion of the Note so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the Note upon each such conversion. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any portion of the Note, the outstanding Loan Amount represented by such Note may be less than stated on the face thereof. Each Note shall bear the following legend:

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 2(C)(IV) AND 7(A) HEREOF. THE LOAN AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(C)(IV) OF THIS NOTE.

(d) Taxes. The Company shall be entitled to withhold Israeli tax on any payment of interest or deemed interest, unless provided with an applicable exemption (or approval of reduced tax withholding rate) issued by the Israel Tax Authority.

(e) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible or exchangeable by the Holder hereof to the extent (but only to the extent), after giving effect to the issuance of Ordinary Shares issuable upon such conversion, the Holder “holds” or would “hold” (as defined for purposes of the Israeli Companies Law, 1999, as amended) or “beneficially owns” or would “beneficially own” (as defined for purposes of Section 13(d) of the 1934 Act), directly or indirectly, in excess of 4.99% of the number of Ordinary Shares then outstanding (the “Maximum Percentage”). To the extent the above limitation applies, the determination of whether this Note shall be convertible or exchangeable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert or exchange this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility or exchangeability. For the purposes of this paragraph, holdings and beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act the Israeli Companies Law, 1999, as amended, and with and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Note. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm in writing to the Holder the number of Ordinary Shares then outstanding, including by virtue of any prior conversion or exercise or exchange of convertible or exercisable or exchangeable securities into Ordinary Shares, including, without limitation, pursuant to this Note or securities issued pursuant to the Note Purchase Agreement.

(f) Reservation of Shares; Insufficient Authorized Shares. The Company shall initially reserve out of its authorized and unissued Ordinary Shares a number of Ordinary Shares equal to the maximum number of Conversion Shares issuable to satisfy the Company’s obligations to issue Ordinary Shares hereunder, and the Company shall at all times keep reserved for issuance under this Note a number of Ordinary Shares equal to the maximum number of Conversion Shares issuable to satisfy the Company’s obligation to issue Ordinary Shares hereunder.

3. Rights upon Event of Default; Acceleration.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s failure to maintain sufficient reserves of its authorized and unissued Ordinary Shares to redeem the maximum number of Conversion Shares issuable upon conversion of all the Convertible Notes then outstanding;

(ii) the Company’s (A) failure to timely deliver the required number of Ordinary Shares upon conversion of this Note and any such failure remains uncured for a period of five (5) Business Days, or (B) notice, written or oral, to the Holder, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of the Convertible Note into Ordinary Shares that is requested in accordance with the provisions of the Convertible Note, in each case, other than pursuant to Section 2(e);

(iii) the Company fails to remove any restrictive legend on any certificate or any Ordinary Shares issued to the Holder upon conversion or exercise (as the case may be) of the Note as and when required by the Note Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for a period of five (5) Business Days;

(iv) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, which have not been dismissed within sixty (60) days of their initiation;

(v) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;

(vi) the entry by a court of (A) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (C) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60) consecutive days;

(vii) other than as specifically set forth in another clause of this Section 3(a), the Company or any Subsidiary materially breaches any representation or warranty when made, or any covenant or other term or condition of this Note or any other Transaction Document, and, only, in the case of a material breach of a covenant or other term or condition that is curable, if such breach remains uncured for a period of twenty (20) consecutive Trading Days after the delivery by Holder of written notice thereof;

(viii) any provision of this Note or any other Transaction Document (shall at any time for any reason (other than pursuant to the express terms thereof)) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document; or

(ix) the Ordinary Shares are no longer listed on an Eligible Market.

(b) Remedies. Upon the occurrence of an Event of Default and at any time thereafter, Holder may at its option: (a) declare the entire Loan Amount immediately due and payable; and (b) exercise any or all of its rights, powers, or remedies under the Transaction Documents or applicable law or available in equity.

4. Adjustment of Conversion Price and Number of Conversion Shares. Until the Note has been paid in full or converted in full, the Conversion Price and number of Conversion Shares issuable upon conversion of this Note are subject to adjustment from time to time as set forth in this Section 4.

(a) Stock Dividends and Splits. Without limiting any provision of Section 6, if the Company, at any time on or after the date of the Note Purchase Agreement, (i) pays a stock dividend on one or more classes of its then outstanding Ordinary Shares or otherwise makes a distribution on any class of capital stock that is payable in Ordinary Shares, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding Ordinary Shares into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding Ordinary Shares into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(b) Calculations. All calculations under this Section 4 shall be made by rounding to the nearest 1/10000th of cent and the nearest 1/100th of a share, as applicable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Ordinary Shares.

(c) Other Events. In the event that the Company shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price and the number of Conversion Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 4(c) will increase the Conversion Price or decrease the number of Conversion Shares as otherwise determined pursuant to this Section 4, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

5. [Reserved]

6. Purchase Rights; Fundamental Transaction.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 5 herein, if at any time after the issuance of this Note and until this Note has been paid in full or converted in full the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b) Fundamental Transactions. At any time after the issuance of this Note and until this Note has been paid in full or converted in full, upon the consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder, in lieu of the Ordinary Shares (or other securities, cash, assets or other property (except such items still issuable under Sections 5 and 6 above, which shall continue to be receivable thereafter)) issuable upon the conversion of this Note prior to the applicable Fundamental Transaction, such Ordinary Shares (or its equivalent) of the Successor Entity (including its Parent Entity), or other securities, cash, assets or other property, which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Note been converted immediately prior to the applicable Fundamental Transaction; provided, however, that such amount of reserved Ordinary Shares shall be limited by the Maximum Percentage of Ordinary Shares.

7. Reissuance of Note.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 7(d)), registered as the Holder may request, representing the outstanding Loan Amount being transferred by the Holder and, if less than the entire outstanding Loan Amount is being transferred, a new Note (in accordance with Section 7(d)) to the Holder representing the outstanding Loan Amount not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 2(c)(iv) following conversion or redemption of any portion of this Note, the outstanding Loan Amount represented by this Note may be less than the Loan Amount stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 7(d)) representing the outstanding Loan Amount.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 7(d) and in Loan Amounts of at least $10,000) representing in the aggregate the outstanding Loan Amount of this Note, and each such new Note will represent such portion of such outstanding Loan Amount as is designated by the Holder at the time of such surrender.

(d) Issuance of New Note. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Loan Amount remaining outstanding (or in the case of a new Note being issued pursuant to Section 7(a) or Section 7(c), the Loan Amount designated by the Holder which, when added to the Loan Amount represented by the other new Notes issued in connection with such issuance, does not exceed the Loan Amount remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Execution Date of this Note, and (iv) shall have the same rights and conditions as this Note.

8. Voting Rights. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to applicable corporate law of the State of Israel, and as expressly provided in this Note.

9. Covenants. Until this Note has been entirely converted, redeemed or otherwise satisfied in accordance with its terms:

(a) Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or pay any cash dividend or distribution on any of its capital stock (other than dividends by wholly-owned Subsidiaries to the Company).

(b) Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Company and each of its Subsidiaries on the Issuance Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

(c) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(d) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(e) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

10. No Short Sales. The Holder covenants that through and including the first Trading Day following the full conversion or full repayment of this Note, none of the Holder any of its officers, or any entity managed or controlled by the Holder (each of the foregoing, a “Restricted Person”) shall, directly or indirectly, (i) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the 1934 Act) of the Ordinary Shares or (ii) engage in any hedging transaction, which establishes a net short position with respect to any securities of the Company (including the Ordinary Shares), with respect to each of clauses (i) and (ii) hereof, either for its own principal account or for the principal account of any other Restricted Person.

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversions and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Note shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 4 hereof). The issuance of Ordinary Shares and certificates for Ordinary Shares as contemplated hereby upon the conversion of this Note shall be made without charge to the Holder or such Ordinary Shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

12. Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company or any of its Subsidiaries shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

13. Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its articles of association or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all the provisions of this Note and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Ordinary Shares upon the conversion of this Note, and (ii) shall, so long as any of the Loan Amount under this Note remains outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the conversion of this Note, the maximum number of Ordinary Shares as shall from time to time be necessary to effect the conversion of this Note.

14. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

15. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 10(f) of the Note Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) as soon as practicable upon each adjustment of the Conversion Price and the number of Conversion Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities, indebtedness, or other property pro rata to holders of Ordinary Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information (to the extent it constitutes, or contains, material, non-public information regarding the Company shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. It is expressly understood and agreed that the time of execution specified by the Holder in each Conversion Notice shall be definitive and may not be disputed or challenged by the Company.

16. Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds by providing the Company with prior written notice setting out the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

17. Transferability of Note. The Holder may not transfer all or a portion of this Note without the prior written consent of the Company. Any such transfer, and the transfer of any Conversion Shares, shall be subject to the limitations of Section 2(g) of the Note Purchase Agreement.

18. Amendment. Except as otherwise provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

19. Governing Law. This Note shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Israel, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Israel or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Israel. The Company hereby irrevocably submits to the exclusive jurisdiction of the courts of Tel Aviv, Israel, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder.

20. Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Conversion Price” means 25% below the lower of (i) the closing price per share of the Ordinary Shares on the Principal Market on the Trading Day immediately preceding the delivery of the Conversion Notice and (ii) the VWAP of the Ordinary Shares on the Principal Market over the five Trading Days immediately preceding the delivery of the Conversion Notice; provided, however, that in no event shall the Conversion Price be higher than $1.50 or lower than $0.174.

“Execution Date” shall have the meaning set forth in the Note Purchase Agreement.

“Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving entity) any other Person unless the shareholders of the Company immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to any other Person, in connection with which the Company is dissolved, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the federal and state securities laws), encroachment, tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

“Ordinary Shares” means the ordinary shares, no par value per share, of the Company and any other shares issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Ordinary Shares).

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“SEC” means the Securities and Exchange Commission or the successor thereto.

“Note Purchase Agreement” means that certain note purchase agreement by and among the Company and the Holder, dated as of the Execution Date, as may be amended from time to time in accordance with the terms thereof.

“Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

“Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Ordinary Shares, any day on which the Ordinary Shares is traded on the principal securities exchange or securities market on which the Ordinary Shares is then traded, provided that “Trading Day” shall not include any day on which the Ordinary Shares is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Ordinary Shares, any day on which The Nasdaq Stock Market (or any successor thereto) is open for trading of securities.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“VWAP” means, as of any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a stock exchange, the daily volume weighted average price per share of the Ordinary Share trading in the ordinary course of business on the applicable stock exchange for such date as reported by Bloomberg; (b) if the Ordinary Shares are not then listed on a stock exchange and if the Ordinary Shares are traded in the over-the-counter market, as reported by OTC Markets, the volume weighted average price per share of the Ordinary Shares for such date on the applicable OTC Market, as reported by Bloomberg; or (c) in all other cases, the fair market value of one Ordinary Share as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company (in each case rounded to four decimal places).

[Signature Page Follows]

IN WITNESS WHEREOF, Holder and the Company have caused their respective signature page to this Convertible Note to be duly executed as of the date first written above.

COMPANY

HUB Cyber Security Ltd.

By:
Name:
Title:

HOLDER

CLAYMORE CAPITAL PTY LTD.

By:
Name:
Title:

* * * * *

EXHIBIT A

HUB Cyber Security Ltd.

CONVERSION NOTICE

Reference is made to that certain Convertible Note (the “Note”) issued by HUB Cyber Security Ltd., an Israeli company (the “Company”), to the undersigned Holder on __________________. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

The undersigned holder hereby exercises the right to convert the portion of the Note indicated below into Ordinary Shares as of the date specified below.

Conversion Date:	_____________________________

Loan Amount to be Converted:	_____________________________

Applicable Conversion Price:	_____________________________

Number of Ordinary Shares to be issued:	_____________________________

Number of Ordinary Shares “held” (as defined in the Israeli Companies Law, 1999, as amended)	_____________________________

Please issue the Ordinary Shares into which the Note is being converted in the following name and to the following address:

Issue to:	____________________________________
Address:	____________________________________

Holder:	________________________________
By:	________________________________
Title:	________________________________

EXHIBIT B

ACKNOWLEDGMENT

HUB Cyber Security Ltd., an Israeli company (the “Company”), hereby acknowledges its receipt of the enclosed Conversion Notice and hereby directs its transfer agent to issue the above indicated number of Ordinary Shares.

HUB Cyber Security Ltd.

By:
Name:
Title: